Exhibit 99.1

                      ANSYS Completes Acquisition of Fluent

     SOUTHPOINTE, Pa., May 1 /PRNewswire-FirstCall/ -- ANSYS, Inc. (Nasdaq:
ANSS), a global innovator of simulation software and technologies designed to optimize product development processes, and Fluent Inc., a global provider of computer-aided engineering (CAE) simulation software, today announced that ANSYS has completed its acquisition of Fluent in a series of mergers for approximately 6,000,000 shares of ANSYS common stock and approximately $299 million in net cash.

     ANSYS expects the acquisition to be immediately accretive to earnings, excluding acquisition-related costs, amortization of intangibles, the impact of deferred revenue purchase accounting treatment and expensing of stock options. The company used a combination of existing cash and proceeds from approximately $200 million of committed bank financing to fund the transaction.

     Fluent Inc. is a global supplier of CAE simulation software technologies and services. Fluent products utilize computational fluid dynamics (CFD) principles and techniques to enable engineers and designers to simulate fluid flow, heat and mass transfer, and related phenomena involving turbulent, reacting, and multiphase flow. The company's products are used by blue chip companies, small and medium size enterprises, and academic institutions and institutes around the world. Today, CFD simulation technology is used in almost every industry sector and manufactured product.

     "With the acquisition of Fluent, ANSYS has significantly broadened its offerings in the simulation market. I expect ANSYS to be an important partner to design engineers in industries, from discrete manufacturing, oil and gas, chemicals, food processing, as well as to environmental scientists studying how pollution propagates and oceanographers trying to predict the effects of global warming. Ships, airplanes, cars, your PC, home, office building and the environment -- all will work better, be more efficient, pollute less or be better managed as a result of a better understanding of the dynamics of the gases and liquids in which, and with which, they operate," commented Daratech CEO Charles M. Foundyller.

     Jim Cashman, ANSYS President and CEO added, "Finalizing the acquisition of Fluent is great news for us, our customers and partners. We are very excited to be able to move forward today as a unified company and begin executing our strategy for the future."

     "With the operations and technology synergies that Fluent and ANSYS share, we are confident that we can meet the needs of the CAE community for simulation software and services in a highly effective manner," said Dr. Ferit Boysan, Vice President and General Manager, Fluids Business Unit.

     The combination of ANSYS' and Fluent's software products and services is expected to give ANSYS one of the most comprehensive, independent engineering simulation software offerings in the industry, reaffirming and strengthening ANSYS' commitment to open interface and flexible simulation solutions that are primarily driven by customer demand and choice. With over 40 direct sales offices and 17 development centers, on three continents, the combined company will employ approximately 1,350 people.

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     The company expects to provide updated financial guidance with respect to
Fluent and the financial outlook of the combined company in the next couple of weeks.

     About ANSYS, Inc.

     ANSYS, Inc., founded in 1970, develops and globally markets engineering simulation software and technologies widely used by engineers and designers across a broad spectrum of industries. The Company focuses on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost- conscious product development, from design concept to final-stage testing and validation. The Company and its global network of channel partners provide sales, support and training for customers. Headquartered in Canonsburg, Pennsylvania U.S.A. with more than 40 strategic sales locations throughout the world, ANSYS, Inc. and its subsidiaries employ approximately 1,350 people and distribute ANSYS products through a network of channel partners in over 40 countries. Visit http://www.ansys.com for more information.

     Certain statements contained in the press release regarding matters that are not historical facts are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995), including, without limitation, the statement regarding our expectation that the acquisition of Fluent will be immediately accretive to earnings, with certain exceptions, and our statement that the combination of our software products and services combined with Fluent's is expected to give us one of the most comprehensive, independent engineering simulation software offerings in the industry. All forward-looking statements in this press release are subject to risks and uncertainties. Actual results could differ materially from those contained in the forward-looking statements and are based on current expectations that involve a number of risks and uncertainties, including, but not limited to, the risk that the business of ANSYS and Fluent may not be integrated successfully or that such integration may take longer or cost more to accomplish than expected, that potential difficulties may arise in the assimilation of operations, strategies, technologies and products of Fluent, that key personnel of Fluent may not stay with ANSYS, and that management's attention may be diverted from other business concerns during the integration process. Additional risks are detailed from time to time in reports filed by ANSYS, Inc. with the Securities and Exchange Commission, including ANSYS, Inc.'s 2005 Annual Report and Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information or future events after the date they were made.

     ANSYS, ANSYS Workbench, CFX, AUTODYN, FLUENT and any and all ANSYS, Inc. product and service names are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries located in the United States or other countries. ICEM CFD is a trademark licensed by ANSYS, Inc. All other trademarks or registered trademarks are the property of their respective owners.

SOURCE  ANSYS, Inc.
    -0-                             05/01/2006
    /CONTACT: Lisa O'Connor of ANSYS, Inc., +1-724-514-1782, or lisa.oconnor@ansys.com /
    /Web site:  http://www.ansys.com /